Exhibit 99.1

[LOGO] CIT

                                        Media Contact: Kelley J. Gipson
                                                       Executive Vice President
                                                       Director of Marketing and
                                                       Corporate Communications
                                                       (973) 422-3235

                                     Investor Contact: Valerie L. Gerard
                                                       Executive Vice President
                                                       Investor Relations
                                                       (973) 422-3284

               CIT ANNOUNCES SALE OF CORPORATE AIRCRAFT PORTFOLIO

NEW YORK, NY, July 6, 2005 -- CIT Group Inc. (NYSE: CIT), a leading provider of commercial and consumer finance solutions, today announced the sale of the majority of its corporate aircraft portfolio to GE Commercial Finance. The sale is a result of CIT's risk-adjusted capital discipline and will allow for the redeployment of capital into higher-returning businesses.

The transaction includes approximately $700 million in loans and $200 million in leases on 380 aircraft including business jets, turbo props and helicopters. The sale of a majority of the assets closed on June 30, 2005. The balance of the sold assets will be transferred during the third quarter of 2005. Terms of the deal were not disclosed.

"This is a thoughtful, strategic move for CIT. We will reinvest the capital from the sale of this portfolio into other Commercial Finance businesses which have stronger growth opportunities and better returns for our investors," said Rick Wolfert, Vice Chairman, Commercial Finance.

The balance of the company's corporate aircraft portfolio, approximately $500 million in assets including fractional aircraft shares and aircraft leased to select client relationships, will be transferred to CIT Aerospace, which currently manages more than $5 billion in assets, from the Equipment Finance unit. The company will continue to finance fractional aircraft shares and select corporate aircraft utilizing its aircraft manufacturer relationships, tax structuring and capital markets expertise.


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About CIT:

CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has nearly $60 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT, a Fortune 500 company and a component of the S&P 500 Index, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. With its Global Headquarters in New York City and Corporate Offices in Livingston, New Jersey, CIT has approximately 6,000 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.

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